Exhibit 3.1(d)

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”), dated as of September 26, 2003, is made between Rural/Metro Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, Inc., a Colorado corporation (f/k/a American Securities Transfer, Inc.) (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of August 23, 1995, as amended by that certain Amendment No. 1 to Rights Agreement, dated as of October 30, 2002 (the “Rights Agreement”);

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company has the right to amend the Rights Agreement, and the Rights Agent is required to approve such amendment upon the direction of the Company; and

WHEREAS, the Company hereby directs an amendment to the Rights Agreement, and the Rights Agent consents to such amendment of the Rights Agreement as set forth in this Amendment.

NOW THEREFORE, the parties hereto mutually agree as follows:

1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended and restated, in its entirety, to read as follows:

“(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding except the term “Acquiring Person” shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such benefit plan; provided, however, if the Board of Directors of the Company determines in good faith that a Person that would otherwise qualify as an “Acquiring Person” has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” then such Person shall not be deemed to be or have been an “Acquiring Person” for any purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, any Lender or any Affiliate thereof who would otherwise be an Acquiring Person shall not be an Acquiring Person so long as such Person is the Beneficial Owner of any or all of the shares of Common Stock issued or issuable upon the conversion of the Company’s Series B Preferred Stock, par value $0.01 per share, or the Company’s Series C Preferred Stock, par value $0.01 per share, and no other shares of Common Stock; provided, however, that in the exercise of (and without otherwise limiting) its authority granted pursuant to Section 28 hereof, the Board of Directors of the Company (i) may request from such Person, on or after the date upon which any filing (or amendment thereto) is due under Section 13 or Section 16 of the Exchange Act reporting that such Person is the Beneficial Owner of 15% or more of the Common Stock then outstanding, such information as is reasonably required to determine whether such shares were issued or are issuable upon such conversion, and (ii) may, if reasonable, determine that some or all such shares were not so issued or are not so issuable if such Person fails to promptly comply with such request.”

2. Amendment to Section 1. Section 1 of the Rights Agreement is hereby amended to add the following at the end thereof:

“(n) “Lender” shall mean any of the Lenders or the Agent that is a party to the Second Amended and Restated Credit Agreement dated as of September 30, 2002 by and among the Company and the Lenders and Agent named therein (as such Second Amended and Restated Credit Agreement is amended, restated, renewed, extended, modified, supplemented, deferred or otherwise changed on or after September 26, 2003 and from time to time).”

3. Survival of Terms and Provisions of Rights Agreement. Except as expressly modified and superseded by this Amendment, all terms and provisions of the Rights Agreement shall continue in full force and effect. The Company and the Rights Agent agree that the Rights Agreement, as amended hereby, shall continue to be legal, valid, binding and enforceable against each party hereto, in accordance with the terms of the Rights Agreement, as amended hereby.

4. Final Agreement. The Rights Agreement, as amended hereby, represents the entire expression of the parties with respect to the subject matter therein and herein, on the date this Amendment is executed.

5. Counterparts. This Amendment may be executed in any number of counterparts or via facsimile, all of which taken together, shall constitute an original and one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on date set forth above.

THE COMPANY: RURAL/METRO CORPORATION

By:	/s/ JOHN S. BANAS III

Name:	John S. Banas III

Title:	Senior Vice President

THE RIGHTS AGENT: COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/ KELLIE GWINN

Name:	Kellie Gwinn
Title:	Vice President

By:	/s/ THERESA HENSHAW

Name:	Theresa Henshaw
Title:	Trust Officer – Operations Mngr.